FOR IMMEDIATE RELEASE


FEBRUARY 8, 2000


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www.tirex.com
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The Tirex Corporation
OTC BULLETIN BOARD - "TXMC"




                         TIREX HAS SUDDEN SURGE IN STOCK
                    TCS-1 COMMERCIAL TESTING PROGRESSING WELL

MONTREAL, CANADA, February8, 2000 --- TIREX announced yesterday that the Company was unaware of the reason for the recent increase in the Company's stock price last week as no news release was forthcoming from the Company, said TIREX President, John L. Threshie, Jr.

Tirex is the developer of a patented cryogenic tire recycling system (TCS-1) that is undergoing final adjustments before being ready for commercialization.

"The TCS-1 testing and adjustments continue to progress", Mr. Threshie went on to say, "the TCS-1 will again operate in a final test mode this week until all adjustments are made and the system runs continuously without interruption. At which point TIREX is confident the TCS-1 will be ready for production."

Please visit the web site for weekly TCS-1 updates, press releases and information.